Exhibit 10.1
CEO Award Agreement Form Revised 2-2-24

INDEPENDENT BANK CORP. PERFORMANCE BASED RESTRICTED STOCK AWARD AGREEMENT FOR ROCKLAND TRUST CHIEF EXECUTIVE OFFICER

Notification and Acceptance of Performance Based Restricted Stock Award

The Independent Bank Corp. 2023 Omnibus Incentive Plan (the “Plan”), permits the granting of Awards of Restricted Stock to employees of Independent Bank Corp. (the “Company”) and its Subsidiaries and Affiliates who are expected to contribute to the Company’s future growth.

The Company greatly appreciates your ongoing efforts, and believes that you will contribute to the Company’s future success. The Company is therefore extremely pleased to grant you the following Award of Performance Based Restricted Stock:

Effective Date of Award of Performance Based Restricted Stock Agreement	[[GRANTDATE]]
Employee Name And Residential Address:	[[FIRSTNAME]] [[LASTNAME]] [[RESADDR1]] [[RESCITY]], [[RESSTATEORPROV]] [[RESPOSTALCODE]]
Restricted Shares: Number of shares of common stock awarded subject to the terms and conditions of this Performance Based Restricted Stock Award Agreement	[[SHARESGRANTED]] shares of the Company’s Common Stock.
Performance Period:	{PERFORMANCE PERIOD}
Vesting Date:	Subject to the terms of the Award Agreement, the earlier of: the date after the Performance Period on which the Board of Directors or Compensation Committee determines if the performance goal has been achieved; or, March 15, { YEAR AFTER END OF PERFORMANCE PERIOD}.
Vesting Period:	Period of time from the Effective Date through the Vesting Date (or such earlier date that the Restricted Shares become vested or forfeited in accordance with the terms of the Award Agreement)

This Award of Performance Based Restricted Stock is subject to the terms and conditions of the Award Agreement set forth below (the “Award Agreement”). By clicking “ACCEPT” in the Company’s equity management software system, you both accept this Award of Performance

Based Restricted Stock and acknowledge that you have read, understand, and accept the terms and conditions of this Award Agreement set forth below.

Performance Based Restricted Stock Award Agreement

The Company agrees to issue to the employee named above (the “Participant”) the number of Shares of the Company’s Common Stock (collectively, the “Shares of Restricted Stock”) set forth above subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Section 1. Issuance of Common Stock to the Participant.

(a)Consideration. The Participant shall not be required to pay any consideration to the Company for the Shares of Restricted Stock.

(b)Issuance of Shares. After receiving the Participant’s electronic acceptance of this Award Agreement, the Company shall act with reasonable speed to the Company’s transfer agent to make entries in its records for the Shares of Restricted Stock. The Shares of Restricted Stock are to be held in in escrow in accordance with this Award Agreement and the Plan.

(c)Escrow. The Company shall direct its stock transfer agent to make entries in its records for the Shares of Restricted Stock to reflect that they are being held in escrow for the Vesting Period. All regular cash dividends on Shares of Restricted Stock shall be paid directly to the Participant and shall not be held in escrow during the Vesting Period. Unvested Shares of Restricted Stock, however, may be enrolled in the Company’s Automatic Dividend Reinvestment and Common Stock Purchase Plan. The Participant may exercise all voting rights on the Shares of Restricted Stock while they are held in escrow during the Vesting Period. The Shares of Restricted Stock shall be (i) surrendered to the Company upon the forfeiture of any such Shares or (ii) released to the Participant once the Vesting Period has lapsed and they are no longer Shares of Restricted Stock.

(d)Withholding Taxes. The Company shall have the right to deduct from payments of any kind otherwise due to the Participant from the Company or any of its subsidiaries any federal, state or local taxes of any kind required by law to be withheld due to vesting of the Shares of Restricted Stock. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Participant may elect to satisfy withholding obligations, in whole or in part, (i) by directing the Company to retain vested Shares of Restricted Stock otherwise issuable to the Participant pursuant to this Award Agreement, (ii) by delivering to the Company Shares of the Company’s Common Stock already owned by the Participant for at least six months, or (iii) by making a cash payment to the Company. Any Shares so delivered or retained shall have a fair market value that is at least equal to the withholding obligation. The fair market value of any Shares used to satisfy a withholding obligation shall be determined in accordance with the terms of the Plan as of the date of the vesting of the Shares of Restricted Stock. The Participant may only satisfy a withholding obligation with Shares of the Company’s Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. Notwithstanding the foregoing, in the case of a Participant subject to Section 16(b), no election to use Shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of SEC Rule 16b-3 (unless it is intended that the transaction not qualify for exemption under Rule 16b-3).

(e)Plan and Defined Terms. The issuance of the Shares of Restricted Stock pursuant to this Award Agreement is in all respects subject to the terms, conditions, and definitions (except as otherwise expressly noted in this Award Agreement) of the Plan, which are incorporated in this Award Agreement by reference. The Participant accepts the Restricted Shares subject to the terms and conditions of the Plan and agrees that all decisions under and interpretations of the Plan by the Board of Directors (or a Committee of the Board of Directors, if applicable) shall be final, binding, and conclusive upon the Participant and his permitted heirs, executors, administrators, successors and assigns. Capitalized defined terms in this Award Agreement shall have the meaning assigned to them in the Plan unless they are specifically defined in this Award Agreement.

Section 2. Vesting Period and Acceleration.

(a)Vesting Period. Except as otherwise set forth in this Section 2, the Shares of Restricted Stock shall vest on the Vesting Date subject to achievement of the performance goal described in Exhibit A to this Award Agreement and the Participant’s continuous employment through the Vesting Date.

(b)Vesting In The Event of Death, Permanent and Total Disability, or Retirement. If, prior to the Vesting Date, the Participant dies or the employment of the Participant is terminated on account of Disability, or the employment of the Participant ceases as a result of the Participant’s retirement from the Company and/or its subsidiaries, subject to compliance with Section 6 during the Restricted Period (as defined below), the Shares of Restricted Stock shall vest in the Participant or his heirs or estate on the Vesting Date in the number of shares equal to the total number of Shares of Restricted Stock earned under this Award Agreement based on achievement of the performance goal described in Exhibit A (as determined by the Compensation Committee), multiplied by a fraction, the numerator of which is the total number of days the Participant was employed by the Company during the Performance Period and the denominator of which is the total number of days in the Performance Period, rounded to the nearest whole share. By way of example, if the Participant was continuously employed by the Company for two out of three years of the Performance Period, he would be entitled on the Vesting Date to vest in two-thirds of the amount of Shares of Restricted Stock earned based on achievement of the performance goal described in Exhibit A to this Award Agreement. For purposes of this Award Agreement, the determination as to whether the Participant has ceased employment with the

Company due to “retirement” shall be in the sole discretion of the Board of Directors.

(c)Vesting In The Event of Termination by the Company Without Cause; Resignation by the Participant for Good Reason. If prior to the Vesting Date, either (A) the Company terminates the Participant’s employment without Cause (as such term is defined in the Employment Agreement between the Company and the Participant, dated as of January 6, 2023 (the “Employment Agreement”) or (B) the Participant resigns for Good Reason (as such term is defined the Employment Agreement) from the Company, subject to compliance with Section 6 during the Restricted Period (as defined below), the Participant shall vest in the number of Shares equal to the total number of Shares of Restricted Stock earned under this Award Agreement based on achievement of the performance goal described in Exhibit A (as determined by the Compensation Committee), multiplied by a fraction, the numerator of which is the total number of days the Participant was employed by the Company during the Performance Period and the denominator of which is the total number of days in the Performance Period, rounded to the nearest whole share. By way of example, if the Participant was continuously employed by the Company for two out of three years of the Performance Period, the Participant would be entitled on the Vesting Date to vest in two-thirds of the amount of Shares of Restricted Stock earned based on achievement of the performance goal described in Exhibit A (as determined by the Compensation Committee).

(d)Change in Control. To the extent not previously forfeited, the Shares of Restricted Stock determined to be earned based on the level of achievement of the performance goal described in Exhibit A as set forth in Section 10(b)(i) of the Plan shall immediately and fully vest upon the occurrence of a Change in Control of the Company. Section 5(d)(iii) of the Employment Agreement relating to Sections 280G and 4999 of the Code shall apply to the Shares of Restricted Stock and this Award Agreement mutatis mutandis, without regard to whether the Participant terminates employment and is entitled to severance payments or benefits under the Employment Agreement.

Section 3. No Transfer or Assignment of Restricted Shares. The Participant shall not, without the prior written consent of the Company (which may be withheld in the Company’s sole and absolute discretion), sell, dispose of, assign, encumber, pledge, gift or otherwise transfer any of the Shares of Restricted Stock prior to vesting, other than (a) pursuant to a qualified domestic relations order (as defined in SEC Rule 16b-3) or (b) by will or the laws of intestacy.

Section 4. Forfeiture. Notwithstanding anything contained in the Plan to the contrary, the Participant’s rights to vest in the Restricted Shares pursuant to this Agreement shall be forfeited if prior to the Vesting Date the Participant’s employment is terminated by the Company (including for purposes of this Section 4, any of the Company’s Subsidiaries) for Cause or if the Participant resigns from his employment for any reason other than for Good Reason, or retirement as determined in accordance with Section 2(c).

Section 5. Rights of a Shareholder; Restrictions. The Participant shall be the record owner of the Shares of Restricted Stock unless and until such Shares of Restricted Stock are forfeited or sold or otherwise disposed of, and as record owner shall have the right to vote the Shares of Restricted Stock and the right to receive dividends with respect to the Shares of Restricted Stock. The Company shall direct its stock transfer agent to make entries in its records for the Shares of Restricted Stock to reflect any provision of this Award Agreement or the Plan as the Company may determine in its sole discretion, including as specified in Sections 1(c) or 3 above.

Section 6. Miscellaneous Provisions.

(a)No Retention Rights. Nothing in this Award Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee of the Company or any of its direct or indirect subsidiaries. Nothing in this Award Agreement or in the Plan shall interfere with or otherwise restrict the rights of the Company or any of its subsidiaries or of the Participant to terminate the Participant’s employment with the Company or any of its subsidiaries at any time and for any reason, with or without cause.

(b)Claw Back Provision. The Participant understands and acknowledges that: the award of Shares of Restricted Stock pursuant to this Agreement is expressly subject to the Company’s Incentive Compensation Recovery Policy (the “Claw Back Policy”) and/or any revisions or amendments of the Claw Back Policy that the Company may subsequently adopt; and, that if the Claw Back Policy is triggered the Company has the right to cancel any Shares of Restricted Stock awarded to the Participant under this Agreement if still owned by the Participant or, if the Shares of Restricted Stock are no longer owned by the Participant or the Company is otherwise unable to cancel the Shares, to recover from the Participant the value as of the Vesting Date of the Shares of Restricted Stock as and to the extent required under the Claw Back Policy.

(c)Notice. Any notice required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon (i) personal delivery, (ii) deposit with a nationally recognized overnight courier or (iii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at 288 Union Street, Rockland, Massachusetts 02370 or at its then principal executive office address if different, with simultaneous copies to the Human Resources Department and General Counsel of the Company, and to the Participant at the residential address set forth above or to the residential address that the Participant has most recently provided to the Company in writing if different.

(d)Entire Agreement. This Award Agreement, together with the Plan, constitutes the entire understanding between the parties hereto with regard to the subject matter hereof, and supersedes any other agreements, representations, or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof

(e)Choice of Law. This Award Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.
(f)Severability. If any provision of this Award Agreement is found unenforceable or illegal, the remainder of this Award Agreement shall remain in full force and effect.

(g)Amendments; Waivers. This Award Agreement may only be amended or modified in a writing signed by the Participant and the Company. No party shall be deemed to waive any rights hereunder unless the waiver is in writing and signed by the party waiving rights. A waiver in writing on one or more occasions shall not be deemed to be a waiver for any future occasions.

EXHIBIT A to
PERFORMANCE BASED RESTRICTED STOCK AWARD AGREEMENT

Performance Goal: Return On Average Tangible Common Equity

The Shares of Restricted Stock will be subject to vesting on the Vesting Date if the following levels of Return On Average Tangible Common Equity as measured against the companies in the Peer Group during the Performance Period are achieved:

•Threshold Performance: 25% of the Shares of Restricted Stock will vest if the Company’s Return On Average Tangible Common Equity is equal to the 25th percentile of the Peer Group. If Threshold Performance is not achieved, the Participant shall not vest in any Shares of Restricted Stock.

•Median Performance: 50% of the Shares of Restricted Stock will vest if the Company’s Return On Average Tangible Common Equity is equal to the 50th percentile of the Peer Group.

•Maximum Performance: 100% of the Shares of Restricted Stock will vest if the Company’s Return On Average Tangible Common Equity is equal to or exceeds the 75th percentile of the Peer Group.

If Return On Average Tangible Common Equity exceeds Threshold Performance but does not equal or exceed Median Performance, the Participant shall vest in an amount of Shares of Restricted Stock on the Vesting Date determined by linear interpolation on a straight-line basis rounded to the nearest whole share between Threshold Performance and Median Performance. If Return On Average Tangible Common Equity exceeds Median Performance but does not equal or exceed Maximum Performance, the Participant shall vest in an amount of Shares of Restricted Stock on the Vesting Date determined by linear interpolation on a straight-line basis rounded to the nearest whole share between Median Performance and Maximum Performance.

Required Pre-Condition for Vesting of Shares of Restricted Stock: The Participant shall not vest in any of the Shares of Restricted Stock if the Tangible Book Value per share of the Company measured as of the last day of the Performance Period does not exceed the Tangible Book Value per share of the Company measured as of the first day of the Performance Period.

Definitions:

Capitalized terms in Exhibit A are either already defined in the Award Agreement or have the definition provided below:

“Peer Group” shall mean the companies identified as the Company’s peers in the Company’s Proxy Statement delivered to shareholders in connection with its annual meeting of shareholders held during the first year of the Performance Period. If a Peer Group company is acquired by or merged with another Peer Group company, the performance of the surviving company is tracked for the remainder of the Performance Period. If a Peer Group company is acquired by a non-Peer Group company, the acquired company is disregarded. A Peer Group company which becomes bankrupt or insolvent during the Performance Period shall be deemed to have Return On Average Tangible Common Equity of negative 100%. The Compensation Committee, in its discretion, may adjust the Peer Group if it determines that the Peer Group is of insufficient size for comparison to the Company due to mergers, acquisitions, or other events involving Peer Group companies during the Performance Period.

“Return On Average Tangible Common Equity” shall mean net income, adjusted for tax-affected amortization of intangibles, as a percent of average tangible common equity for the Performance Period. The Compensation Committee will determine Return On Average Tangible Common Equity for the Company and the Peer Group using data reported by SNL Financial LC or such other information which the Compensation Committee determines to be appropriate.

“Tangible Book Value per share” shall mean the total equity of the Company, less good will and any other intangibles, divided by the number of outstanding shares of the Company’s common stock.